Exhibit (a)(1)(h)

FORM OF

CONFIRMATION OF STOCK OPTIONS ELECTED FOR EXCHANGE/WITHDRAWAL

Employee Name:
Location/Cost Center Number:

Below is a summary of the stock option grants you voluntarily elected to [exchange pursuant to/withdraw from] Lattice’s Stock Option Exchange Offer.  Please review the summary carefully, and immediately contact the Stock Option Administrator if discrepancies exist.

Grant Number	Grant Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option (Shares to Be [Cancelled/Withdrawn])